UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

LCC International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21213	54-1807038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7925 Jones Branch Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 873-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2004, LCC United Kingdom Limited (“Limited”), a wholly owned subsidiary of LCC International, Inc. (the “Company”), entered into a Consulting Agreement (the “Consulting Agreement”) with SEMAB Management Srl (“SEMAB”), a private limited company controlled by Carlo Baravalle. Concurrently therewith, Carlo Baravalle and Limited entered into a letter agreement (the “Side Letter Agreement”) and compromise agreement (the “Compromise Agreement”). SEMAB and Limited entered into a letter agreement (the “Appointment Letter Agreement”).

As further described below, the agreements collectively provide that Mr. Baravalle’s employment relationship with Limited is terminated, and that he will continue to provide services to Limited as a consultant through SEMAB.

Under the terms of the Compromise Agreement, Mr. Baravalle and Limited have agreed that Mr. Baravalle’s employment with Limited is terminated in all respects, and Mr. Baravalle has released Limited from any possible claims arising out of or relating to his service as an employee of Limited and from his employment contract with Limited in consideration for the arrangements contained in the Consulting Agreement.

Under the terms of the Consulting Agreement, SEMAB has agreed that a consultant (the “Consultant”), mutually agreeable to SEMAB and Limited, will provide services as a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions to Limited on a full-time independent contractor basis. The Appointment Letter Agreement provides that Mr. Baravalle is appointed by SEBAB and accepted by Limited as the Consultant.

The Consulting Agreement anticipates that the Consultant will be required to travel frequently, both inside and outside the United Kingdom and Italy, in connection with the provision of these services. Limited has agreed to pay SEMAB an annual service fee of €420,000 (less any fees paid to the Consultant for service on any board of directors of Limited, the Company or their affiliates) in consideration of these services, as well as a commencement fee of 114,726 Euros. In addition, Limited may, in its discretion, pay SEMAB an annual performance incentive bonus based on Limited’s assessment of SEMAB’s contractual performance during the prior year against various objectives that may include the achievement of revenue, profit and other objectives for Limited, the Company and their affiliates in the Europe, Middle-East, Africa and Asia-Pacific regions. SEMAB will be eligible to receive a bonus of up to €150,000 for services rendered from the date of the Consulting Agreement to December 31, 2004, the actual amount of which bonus will be based on the extent to which the 2004 goals of Limited in the Europe, Middle-East, Africa and Asia-Pacific regions are achieved for the fourth quarter of 2004. SEMAB’s incentive bonus for services rendered after December 31, 2004 will be comparable to those additional incentives or bonus programs generally provided to officers, at the senior vice president level, of Limited in the relevant year by the board of directors of the Company.

The Consultant will be entitled, subject to the provisions of the Company’s Amended and Restated Equity Incentive Plan, to receive stock options under such plan as may be determined advisable by, and approved by, the compensation committee of the Company’s board of directors. Limited has also agreed to reimburse SEMAB for certain out-of-pocket business expenses in connection with the performance of the Consultant’s services. The Consulting Agreement also contains other related indemnification, non-circumvention, non-solicitation, non-competition, proprietary rights and confidentiality provisions.

The Consulting Agreement has an initial term of five years, and may be renewed by either party upon twelve months written notice prior to the agreement’s expiration. Notwithstanding the foregoing, the Consulting Agreement may be terminated by Limited or SEMAB at any time, for any reason, upon twelve months written notice. Limited may terminate the agreement without providing a full twelve months notice if it makes specified termination payments to SEMAB compensating it for the remainder of the service period in question. Limited may also terminate the agreement without notice and without payment of compensation in the event of specified negative conduct by SEBAB or the Consultant related to their performance under the agreement. The agreement also contains other termination provisions relating to changes of control of the Company, uncured payment defaults by Limited, reductions in SEMAB’s status or a reduction in fees without SEMAB’s consent.

Under the terms of the Side Letter Agreement, Mr. Baravalle has agreed that he will serve as the Consultant, and has agreed to be bound by, and guarantee SEMAB’s performance of, certain of the Side Letter Agreement’s provisions relating to indemnification, non-circumvention, non-solicitation, non-competition, proprietary rights, confidentiality and other matters.

Under the terms of the LCC International, Inc. Amended and Restated Equity Incentive Plan, options granted to Mr. Baravalle will remain in effect in accordance with their original terms for so long as Mr. Baravalle continues to provide services to the Company as a consultant.

The foregoing description is qualified in its entirety by reference to the Consulting Agreement, the Compromise Agreement, the Appointment Letter Agreement and the Side Letter Agreement, which are filed herewith as Exhibit 10.01.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The exhibit filed as part of this Current Report on form 8-K is listed on the Exhibit Index immediately preceding such exhibit, which Exhibit Index is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC International, Inc.
	By:	/s/ Peter A. Deliso
Peter A. Deliso
Date: December 28, 2004		Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.01	Consulting Agreement, dated as of December 23, 2004, by and among LCC United Kingdom Limited and SEMAB Management Srl; Letter Agreement, dated as of December 23, 2004, by and among SEMAB Management Srl and LCC United Kingdom Limited; Letter Agreement, dated as of December 23, 2004, by and among Carlo Baravalle and LCC United Kingdom Limited; and Compromise Agreement, dated as of December 23, 2004, by and among Carlo Baravalle and LCC United Kingdom Limited